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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 12, 2019

INSMED INCORPORATED

(Exact Name of Registrant as Specified in Charter)

Virginia	000-30739	54-1972729
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 US Highway 202/206

Bridgewater, New Jersey 08807

(Address of Principal Executive Offices, and Zip Code)

(908) 977-9900

Registrant’s Telephone Number, Including Area Code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	INSM	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Director Appointment

On November 12, 2019, the Board of Directors (the “Board”) of Insmed Incorporated (the “Company”) appointed Dr. Clarissa Desjardins as a member of the Board. Dr. Desjardins will serve as a Class II director, and her term will expire at the 2020 Annual Meeting of Shareholders.

Dr. Desjardins has more than 20 years of leadership experience in biotechnology, pharmaceuticals and research. Since founding Clementia Pharmaceuticals Inc. (formerly Nasdaq: CMTA) in 2011, Dr. Desjardins has served as its President and Chief Executive Officer. Clementia was acquired by Ipsen S.A. in April 2019. From 2009 to 2011, Dr. Desjardins served as President and Chief Executive Officer and as a director of the Centre of Excellence in Personalized Medicine (CEPMED). From 1998 to 2007, Dr. Desjardins served as Senior Vice President, Corporate Development and a director at Caprion Pharmaceuticals Inc. (“Caprion”), which she co-founded. Prior to Caprion, Dr. Desjardins co-founded Advanced Bioconcept Inc. in 1992. She served there until 1998, most recently as Vice President, Business Development.

Dr. Desjardins currently serves on the Board of Directors of BELLUS Health Inc. (Nasdaq: BLU; TSX: BLU). Dr. Desjardins received a B.Sc. in Anatomical Sciences and History and Philosophy of Science and a Ph.D. in Neurology and Neurosurgery, each from McGill University in Montreal, Quebec, Canada. Dr. Desjardins was a Medical Research Council postdoctoral fellow at Douglas Hospital Research Centre at McGill University.

In connection with her service on the Board, Dr. Desjardins will receive an annual cash retainer consistent with that described in the Company’s definitive proxy statement relating to its 2019 Annual Meeting of Shareholders (the “Annual Meeting,” and such proxy statement, the “2019 proxy statement”), prorated based on the date of her appointment to the Board.  In addition, Dr. Desjardins received a grant of restricted stock units (“RSUs”) with a grant date fair value of approximately $100,552, consistent with the annual equity award made to other non-employee directors of the Company, following proration to reflect her expected term of service during the current calendar year. The RSUs will vest on the one-year anniversary of the date of grant provided Dr. Desjardins attends at least 75% of the meetings of the Board occurring during the year after the grant date.

There is no arrangement between Dr. Desjardins and any person pursuant to which she was selected as director. Dr. Desjardins has no direct or indirect material interest in any existing or currently proposed transaction that would require disclosure under Item 404(a) of Regulation S-K.

Chief Operating Officer Appointment

On November 14, 2019, the Company announced the appointment of Roger Adsett as the Company’s Chief Operating Officer, effective as of the same date. Mr. Adsett, 50, has served as our Chief Commercial Officer since September 2017. In connection with his appointment as Chief Operating Officer, Mr. Adsett received an award of restricted stock units (RSUs) with a grant date fair value of approximately $500,000. The RSUs will vest on the third anniversary of the date of grant, subject to Mr. Adsett’s continued employment with the Company on the vesting date. There are no arrangements or understandings between Mr. Adsett and any other person pursuant to which he was selected as an officer, and there are no family relationships between Mr. Adsett and any of our directors or executive officers. Mr. Adsett has no direct or indirect material interest in any existing or currently proposed transaction that would require disclosure under Item 404(a) of Regulation S-K.

Item 7.01             Regulation FD Disclosure

On November 14, 2019, the Company issued a press release announcing the appointment of Dr. Desjardins to the Board and the appointment of Mr. Adsett as Chief Operating Officer. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01             Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press Release by Insmed Incorporated on November 14, 2019.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 18, 2019	INSMED INCORPORATED

	By:	/s/Christine Pellizzari
	Name:	Christine Pellizzari
	Title:	Chief Legal Officer